Exhibit 99.1

INVO Fertility Signs Definitive Purchase Agreement to Acquire Indiana-Based Fertility Clinic “Family Beginnings”

Signing of definitive purchase agreement represents critical next step in completing previously announced acquisition

SARASOTA, Fla. and INDIANAPOLIS, Ind., December 17, 2025 -- INVO Fertility, Inc. (Nasdaq: IVF) (“INVO” or the “Company”), a healthcare fertility company focused on the establishment, acquisition, and operation of fertility clinics and related businesses and technologies, today announced that it has signed a definitive purchase agreement to acquire Family Beginnings, P.C., a respected fertility clinic serving patients across Indiana and the broader Midwest.

The execution of the purchase agreement marks a critical milestone following the Company’s November 27, 2025 announcement of its intent to acquire Family Beginnings, and represents the next key step toward completing the transaction and advancing INVO’s strategy to expand its footprint of fertility care centers across the United States.

Family Beginnings generated revenue of approximately $1.2 million and net income of approximately $0.2 million for the trailing 12-month period ended September 30, 2025.

“We are pleased to move forward with this strategic acquisition, which aligns with our mission to increase access to advanced fertility care,” said Steve Shum, CEO of INVO. “Family Beginnings, under the leadership of James Donahue MD, brings a strong clinical reputation, an experienced team, and a shared commitment to patient-centered, cost-effective fertility solutions. The closing of the transaction remains subject to standard conditions and we expect it to occur no later than February 27, 2026. We look forward to integrating its operations into INVO and to working closely with the Family Beginnings team to expand on the solid foundation they have built and further grow the practice within the local market.”

Founded in the late 1990s, Family Beginnings has served thousands of patients across Indiana and surrounding states. Known for its personalized care model and strong success rates, the clinic offers a full suite of reproductive services, including in vitro fertilization (IVF), intravaginal culture (IVC) using our INVOcell device, intrauterine insemination (IUI), third-party reproduction services, fertility preservation, advanced diagnostic testing, and comprehensive patient education and support programs.

INVO will acquire the non-clinical assets of Family Beginnings through INVO Centers LLC, a wholly owned subsidiary, for a combined purchase price of $750,000. Of this amount, $350,000 will be paid in cash at closing, less a holdback amount of $150,000, and $400,000 will be paid in the Company’s preferred stock to be designated as Series D Non-Voting Convertible Preferred Stock. Dr. Donahue will continue to lead the clinic under an agreement with an initial term of three years.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have two operational INVO Centers in the United States and one IVF clinic. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more connected, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the potential acquisition of Family Beginnings, the terms and conditions of any such potential acquisition, whether such acquisition will occur on the terms set forth in the non-binding term sheet, if at all, and the impact of the acquisition on INVO’s current and future product offerings, business, and financial results and condition. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements , including but not limited to the risks that INVO and Family Beginnings will not be able to negotiate and enter into a definitive purchase agreement for the Family Beginnings business on terms set forth in the non-binding term sheet or at all, regulatory and other risks associated with INVO’s ability to complete such an acquisition even if a definitive purchase agreement is executed, and, if it occurs, other risks and uncertainties associated with the integration of the Family Beginnings business and whether INVO will achieve its desired or expected business, operational, and financial outcomes from the acquisition. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.
Steve Shum, CEO
978-878-9505
sshum@invofertility.com

Investor Contact
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com